For Immediate Release

Date: April 20, 2017

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports First Quarter Results – Year Over Year Earnings Growth of 44%

BELMONT, MA, April 20, 2017 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported a 44% increase in net income to $3.67 million or $0.40 per diluted share for the quarter ended March 31, 2017 compared to net income of $2.54 million or $0.28 per diluted share for the quarter ended March 31, 2016. This is the Bank’s 15th consecutive quarter of earnings growth.

Robert M. Mahoney, President and Chief Executive Officer, said, "We are off to a very good start in 2017.  First quarter loan growth was strong and deposit growth kept pace.  Our local economy continues to exhibit growth in population, real estate values and employment.”

Net Income
in Millions
$3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
2013 Q2
2013 Q3
2013 Q4
2014 Q1
2014 Q2
2014 Q3
2014 Q4
2015 Q1
2015 Q2
2015 Q3
2015 Q4
2016 Q1
2016 Q2
2016 Q3
2016 Q4
2017 Q1

Total Assets
in Billions
$2.5
2.0
1.5
1.0
0.5
0.0
2011 Q4
2012 Q4
2013 Q4
2014 Q4
2015 Q4
2016 Q4
2017 Q1

Non Performing Assets/Total Assets
0.80%
0.70%
0.60%
0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
2011 Q4
2012 Q4
2013 Q4
2014 Q4
2015 Q4
2016 Q4
2017 Q1

Efficiency Ratio[1]
90%
85%
80%
75%
70%
65%
60%
55%
50%
2011
2012
2013
2014
2015
2016
2017 QTD

[1] Non-interest expense divided by net interest income and non-interest income.

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended March 31, 2017 was $13.26 million as compared to $11.28 million for the quarter ended March 31, 2016 or a 17.6% increase. The provision for loan losses for the quarter ended March 31, 2017 was $829,000 as compared to $599,000 for the quarter ended March 31, 2016 or a 38.4% increase. This resulted in an increase of $1.75 million or 16.4% in net interest and dividend income after provision for loan losses for the quarter ended March 31, 2017 as compared to the quarter ended March 31, 2016.

NONINTEREST INCOME

Noninterest income for the quarter ended March 31, 2017 was $630,000 as compared to $660,000 for the quarter ended March 31, 2016 or a decrease of 4.5%.

•	Customer service fees decreased $43,000 or 19.1% primarily due to declines in NSF and other fees.

•	Net gains on sales of loans decreased $52,000 or 86.7% due to a lower number of units sold.

•
Other income increased by $42,000 or 140.0% primarily due to increases in the values of investments held in a Rabbi Trust. Investments held in the Rabbi Trust are used to fund the executive and director non-qualified deferred compensation plan. Corresponding deferred compensation expense is recorded within director compensation and salaries and employee benefits.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended March 31, 2017 was $7.48 million as compared to $7.25 million for the quarter ended March 31, 2016 or an increase of 3.1%.

•	Director compensation increased $69,000 or 29.5% primarily due to increases in the value of the securities held in a Rabbi Trust as discussed above in other income.

•	Deposit insurance expense increased by $122,000 or 43.6% primarily driven by asset growth and the FDIC’s new assessment methodology that was effective for the quarter ended September 30, 2016.

•	Data processing fees decreased by $188,000 or 21.3% as we renegotiated certain contracts with service providers in late 2016.

•	Professional fees increased by $54,000 or 23.1% primarily due to increased attorneys fees.

•	Marketing costs increased by $57,000, or 25.8% primarily due to increased newspaper advertising as well as merchandising and promotions.

Our efficiency ratio improved to 53.8% for the quarter ended March 31, 2017 from 60.7% for the quarter ended March 31, 2016 as we continue to grow the balance sheet and manage costs. Effectively managing headcount has contributed to improvement in our efficiency ratio. Since going public in the fourth quarter of 2011, we’ve grown total assets from $669 million to $2.29 billion, or an increase of 242%, while only increasing full time equivalent employee headcount by 25 from 96 to 121 or 26.0%.

INCOME TAXES

We recorded a provision for income taxes of $1.92 million for the quarter ended March 31, 2017, compared to a provision for income taxes of $1.55 million for the quarter ended March 31, 2016, reflecting effective tax rates of 34.4% and 37.9%, respectively. The decrease in our effective tax rate was driven by tax benefits received from stock based compensation activity.

BALANCE SHEET

At March 31, 2017, total assets were $2.29 billion, an increase of $128.16 million or 5.9% from $2.16 billion at December 31, 2016. The Company experienced net loan growth of $117.61 million or 6.3% from December 31, 2016 to March 31, 2017. Residential 1-4 family real estate loans including loans held for sale, commercial real estate loans and construction loans increased by $94.55 million, $31.25 million and $5.00 million, respectively. Partially offsetting these increases was a decrease in indirect auto loans of $9.46 million, driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits and federal home loan bank advances.

At March 31, 2017, deposits totaled $1.57 billion, an increase of $96.45 million or 6.6% from $1.47 billion at December 31, 2016. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $66.30 million from $1.13 billion at December 31, 2016 to $1.20 billion at March 31, 2017. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said “Our strong deposit performance continued in Q1. We saw good growth in our retail channel and continued success with our business banking segment strategy, particularly our efforts with colleges and universities.”

Total stockholders’ equity increased by $4.03 million from $160.92 million as of December 31, 2016 to $164.95 million as of March 31, 2017. This increase is primarily the result of earnings of $3.67 million and a $255,000 increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of March 31, 2017 was $14.38 million and 0.73%, respectively, as compared to $13.59 million and 0.73%, respectively, as of December 31, 2016.  For the quarter ended March 31, 2017, the Company recorded net charge offs of $32,000, as compared to net charge offs of $8,000 for the quarter ended March 31, 2016. Total non-performing assets were $2.29 million or 0.10% of total assets as of March 31, 2017 as compared to $1.82 million or 0.08% of total assets as of December 31, 2016.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT.” For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and due from banks	$2,265	$2,211
Interest-bearing deposits in other banks	58,186	56,665
Cash and cash equivalents	60,451	58,876
Interest-bearing time deposits with other banks	235	234
Investments in available-for-sale securities	22,142	22,048
Investments in held-to-maturity securities (fair value of $133,447 as of
March 31, 2017 and $129,465 as of December 31, 2016)	134,007	130,197
Federal Home Loan Bank stock, at cost	29,605	25,071
Loans held for sale	25,631	-
Loans, net of allowance for loan losses of $14,382 as of
March 31, 2017 and $13,585 as of December 31, 2016	1,958,011	1,866,035
Premises and equipment, net	2,340	2,355
Accrued interest receivable	4,857	4,635
Deferred tax asset, net	8,022	8,321
Income taxes receivable	1,071	423
Bank-owned life insurance	36,099	35,842
Other assets	4,397	4,667
Total assets	$2,286,868	$2,158,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$204,364	$208,082
Interest-bearing	1,361,505	1,261,340
Total deposits	1,565,869	1,469,422
Federal Home Loan Bank advances	532,250	508,850
Securities sold under agreements to repurchase	2,225	1,985
Accrued interest payable	1,113	1,023
Deferred compensation liability	7,241	7,043
Other liabilities	13,217	9,460
Total liabilities	2,121,915	1,997,783
Stockholders' Equity:
Common stock; $0.01 par value per share, 100,000,000 shares authorized; 9,688,451 and 9,110,077
shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	97	91
Additional paid-in capital	92,268	92,013
Retained earnings	76,164	72,498
Accumulated other comprehensive income	170	103
Unearned compensation - ESOP	(3,746)	(3,784)
Total stockholders' equity	164,953	160,921
Total liabilities and stockholders' equity	$2,286,868	$2,158,704

Asset Quality Data:
Total non-performing assets	$2,287	$1,822
Total non-performing loans	$2,287	$1,819
Non-performing loans to total loans	0.12%	0.10%
Non-performing assets to total assets	0.10%	0.08%
Allowance for loan losses to non-performing loans	628.86%	746.84%
Allowance for loan losses to total loans	0.73%	0.73%

Share Data:
Outstanding common shares	9,688,451	9,110,077
Book value per share	$17.03	$17.66

Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.62%	10.80%
Tier 1 Risk-Based Capital Ratio	10.62%	10.80%
Total Risk-Based Capital Ratio	11.55%	11.71%
Leverage Ratio	7.42%	7.64%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2017	2016
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$16,387	$13,412
Interest on taxable debt securities	778	828
Dividends	256	155
Other interest income	85	44
Total interest and dividend income	17,506	14,439
Interest expense:
Interest on deposits	2,613	2,125
Interest on Federal Home Loan Bank advances	1,631	1,027
Interest on securities sold under agreements to repurchase	1	1
Interest on other borrowed funds	-	5
Total interest expense	4,245	3,158
Net interest and dividend income	13,261	11,281
Provision for loan losses	829	599
Net interest and dividend income after provision
for loan losses	12,432	10,682
Noninterest income:
Customer service fees	182	225
Income from bank-owned life insurance	252	233
Net gain on sales of loans	8	60
Loan servicing fee income	116	112
Other income	72	30
Total noninterest income	630	660
Noninterest expense:
Salaries and employee benefits	4,672	4,600
Director compensation	303	234
Occupancy expense	266	251
Equipment expense	123	104
Deposit insurance	402	280
Data processing	694	882
Professional fees	288	234
Marketing	278	221
Other expense	450	446
Total noninterest expense	7,476	7,252
Income before income tax expense	5,586	4,090
Income tax expense	1,920	1,551
Net income	$3,666	$2,539
Earnings per share
Basic	$0.42	$0.29
Diluted	$0.40	$0.28

Return on average assets	0.67%	0.56%
Return on average equity	9.08%	6.88%
Interest rate spread	2.32%	2.39%
Net interest margin	2.45%	2.53%
Efficiency ratio	53.82%	60.73%